Pricing Sheet No. A39 / BAH No. 838
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009

Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 February 23, 2011
$4,500,000 Accelerated Return Equity Securities (ARES)® due March 28, 2012 Linked to the Performance of the EURO STOXX 50® Index
Financial Products

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Placement Agent†:	Deutsche Bank Trust Company Americas (“DBTCA”)
Principal Amount:	USD 4,500,000
Underlying:	Underlying	Bloomberg Ticker	Initial Level
	EURO STOXX 50® Index	SX5E <Index>	2954.92
Trade Date††:	February 23, 2011
Issue Date:	February 28, 2011
Valuation Date†††:	March 23, 2012
Maturity Date†††:	March 28, 2012
Offering Price:	$1,000 per security (100%).
Initial Level:	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Upside Participation Rate:	200%
Underlying Return Cap:	23.10%
Redemption Amount:

At maturity, an investor will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment an investor will be entitled to receive at maturity will be subject to our ability to pay our obligations as they become due.

Underlying Return:	If the Final Level is greater than or equal to the Initial Level, then the Underlying Return will be the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows:
	Upside Participation Rate x	Final Level – Initial Level Initial Level

  If the Final Level is equal to the Initial Level, then the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.

  If the Final Level is less than the Initial Level, then the Underlying Return will be calculated as follows:

Final Level – Initial Level
Initial Level

Calculation Agent:	Credit Suisse International
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546EX90 and US22546EX901
Underwriting Discounts and Commissions:	0.00% or $0.00 per $1,000 principal amount of securities.

† Credit Suisse is offering the securities for sale through the efforts of DBTCA, acting as agent for clients of DBTCA and its affiliates, on a fixed price basis at an offering price of $1,000 per $1,000 principal amount of securities. DBTCA or an affiliate will receive a fee from Credit Suisse or one of our affiliates of 1.00% of the principal amount of the securities.

†† In the event that the closing level of the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.

††† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the product supplement.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June 24, 2010, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.

February 23, 2011